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                                                                   EXHIBIT 10.34

                               CITY NATIONAL BANK
                         EXECUTIVE MANAGEMENT BONUS PLAN
                                 PLAN YEAR: 1997

I.       PURPOSE

         The purpose of the City National Bank Executive Management Bonus Plan is to:

         A. Further the long-term growth in assets and earnings of City National Bank by providing financial incentives to the executive management of the Bank.

         B. Focus and coordinate the efforts of executive management on the attainment of specific financial objectives intended to strengthen the Bank and enhance its value to the shareholders.

         C. Attract, retain and reward those individuals who contribute substantially to the long-term success of the Bank.

II.      DEFINITIONS

         A. ANNUAL BASE SALARY: the semi-monthly salary paid to the Participant in the last pay period of the Award Period just concluded, excluding any bonuses (including those that may be paid under this Plan); commissions; overtime; automobile allowances; medical and tax preparation reimbursements; or any similar non-salary items, multiplied by 24.

         B. AWARD: a cash distribution to a Participant in accordance with the provisions of the Plan.

         C. AWARD PERIOD: the period used to calculate performance under the Plan Year or such other period as may be established by City National Bank.

         D.       BANK: City National Bank.

         E. BENEFICIARY OR DESIGNATED BENEFICIARY: the person or persons designated pursuant to Section X to receive the amount, if any, payable under the Plan upon the death of a Participant.

         F. COMPENSATION AND DIRECTORS NOMINATING COMMITTEE: the Compensation and Directors Nominating Committee of the Board of Directors of the Bank.

         G.       CORPORATION: City National Corporation.

         H.       EXECUTIVE COMMITTEE: Executive Committee of the Bank.

         I. EXECUTIVE MANAGEMENT: the officers of the Bank who are appointed as members of the Executive Committee of the Bank by the Board of Directors of the Bank.

         J. HUMAN RESOURCES: the Bank Human Resources Department presently located at 1730 West Olympic Blvd., Suite 300, Los Angeles, California 90015.


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         K.       PARTICIPANT: a member of the Executive Committee of the Bank designated by the Plan Administrator and approved by the Compensation and Directors Nominating Committee.

         L. PLAN: this Executive Management Bonus Plan as it may be amended, administered or interpreted from time to time.

         M.       PLAN ADMINISTRATOR: the Strategy and Planning Committee.

         N. PLAN YEAR: the period from January 1 through December 31 of any year this Plan is in effect.

         O. STRATEGY AND PLANNING COMMITTEE: the officers of the Bank who are appointed as members of the Strategy and Planning Committee of the Bank by the Board of Directors of the Bank.

         P. TARGET AWARD: that amount derived for each Participant by multiplying such Participant's base salary in effect at the end of the Plan Year by the Target Award Percentage applicable to the Participant set forth under the "Award Determination" section of Schedule C.

III.     ADOPTION OF THE PLAN

         This Plan is effective as of January 1, 1997, for the year ending December 31, 1997, and for each one year period commencing January 1, 1998, thereafter.

IV.      ADMINISTRATION

         A. The Plan will be administered by the Plan Administrator, who will recommend Awards for Participants, subject to approval by the Compensation and Directors Nominating Committee.

         B. Awards to Participants who are members of the Strategy and Planning Committee shall be made by the Compensation and Directors Nominating Committee, upon its own recommendation.

V.       PARTICIPATION

         A. Participants will be designated prior to the beginning of each Award Period. Additional Participants may be designated after the beginning of an Award Period.

         B. This Plan shall not constitute a contract of employment between the Bank and any person eligible for participation in the Plan. Nothing contained in this Plan (or any Award made pursuant to this Plan) shall confer upon any Participant any right to continue in the employment of the Bank or shall interfere with, affect or restrict in any way, the rights of the Bank, which are expressly reserved, to discharge any employee, including Participants, at any time for any reason whatsoever, with or without cause.


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VI.      FUNDING

         Following the beginning of each Award Period, a bonus pool will be established to calculate the maximum amount of funds to be made available under the Plan. The size of the pool will be linked to the Corporation's net income goal established annually, and subject to adjustment pursuant to Schedule C. The 1997 bonus pool amounts are reflected on Schedule A.

VII.     DISCRETIONARY FUNDING

         The Compensation and Directors Nominating Committee, with the concurrence of the Board of Directors, may elect to make additional funds available for Awards if the net income goal of the Corporation has been exceeded by a significant amount in the Award Period.

VIII.    AWARD DETERMINATION AND PERFORMANCE MEASURE GUIDELINES

         A. At the conclusion of each Award Period, the Plan Administrator, in its sole discretion, will recommend to the Compensation and Directors Nominating Committee, Awards to Participants. Consideration will be given to the Participant's contribution to meeting the overall goals of the Bank, as well as the Participant's performance of basic job responsibilities and achievement of individual and/or departmental objectives.

         B. Initially, the Plan Administrator will base its recommendations on the Award Guidelines contained in Schedule C, appended hereto.

         C. Next, the Plan Administrator will review the Participant's overall performance, quality of work performed during the Award Period and its overall satisfaction with the Participant's accomplishments. This qualitative assessment may include such factors as an evaluation of the Participant's responses to opportunities presented, judgment exercised, ability and willingness to work as part of a team and the possession of leadership and management skills expected to be found at the executive level of management. Based upon such qualitative assessment, the Plan Administrator shall assign each Participant a performance level rating between 5 (highest) and 2 (lowest). The Plan Administrator, in its sole discretion, will then make upward or downward adjustments, or no adjustment, to the recommended Award based upon the Performance Guidelines contained in Schedule B, appended hereto.

         D. Finally, the recommended Awards will be reviewed by the Compensation and Directors Nominating Committees, who will, in their sole discretion, approve all Awards. The Compensation and Directors Nominating Committee has the unilateral right to modify or cancel any recommended Award, with no liability to the Bank, at any time prior to its final approval of Awards. Only upon final approval of Awards shall all Awards become fully vested, and payable as provided in Section X, below.

IX.      PAYMENT OF AWARDS

         Awards, if any, will be made no later than the last business day of February for the Award Period ended on the preceding December 31. Recommendations for Awards will be prepared by the Plan Administrator during the month of January.


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X.       TERMINATION OF EMPLOYMENT

         A.       DEATH OF PARTICIPANT

                  1. Participants are encouraged to file with the Bank a "Designation of Beneficiary or Beneficiaries" on a form provided and maintained by Human Resources. The designation may be changed or revoked by the Participant at any time, in writing delivered to Human Resources. If the Participant is married and designates a beneficiary other than a spouse, spousal consent is required. If no designation is filed with Human Resources, any Award will be paid to the Participant's estate.

                  2. If a Participant dies prior to the completion of an Award Period, the Participant's participation in the Plan shall immediately cease. The Bank will pay to the designated beneficiary, in accordance with
                           SECTION VIII, an Award prorated for the number of days the Participant participated in the Plan.

                  3. If a Participant dies after the completion of an Award Period, but before payment of an Award for which the Participant was eligible, such Award shall be paid to the Participant's beneficiary, or, if no beneficiary has been designated, to the Participant's estate.

                  4. If the Plan Administrator is in doubt as to who receives an Award, the Bank may retain the Award, without liability for interest thereon, until the Plan Administrator determines the rights thereto, or until the Bank pays such Award into a court of appropriate jurisdiction, which payment shall be a complete discharge of the liability of the Bank therefor.

                  5. If a Participant dies having failed to designate a Beneficiary, or if no designated Beneficiary survives the Participant as of the date of payment of an Award, the Award shall be paid to the Participant's estate.

         B.       RETIREMENT OR TOTAL AND PERMANENT DISABILITY OF PARTICIPANT

                  If, prior to completion of an Award Period, a Participant (i) becomes totally and permanently disabled, as defined in the City National Bank Long Term Disability Plan, or (ii) retires from active employment after attaining age fifty-five (55), such Participant's participation in the Plan shall immediately cease and any Award shall be prorated for the number of days the Participant participated in the Plan during the Award Period.

         C. TRANSFER, PROMOTION OF A PARTICIPANT OR INVOLUNTARY TERMINATION DUE TO JOB ELIMINATION OR STAFF REDUCTION

                  If a Participant is transferred or promoted to a position not eligible for an Award prior to the completion of an Award Period, or is involuntarily terminated because of job elimination or staff reduction during the course of an Award Period, any Award shall be prorated for the number of days the Participant participated in the Plan during the Award Period.


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         D.       INVOLUNTARY TERMINATION OF EMPLOYMENT

                  If the employment of a Participant is terminated for any reason other than those described in Parts A, B, or C of this
                  Section X, the Participant shall forfeit all rights to any unvested Award.

         E.       VOLUNTARY TERMINATION OF EMPLOYMENT

                  If a Participant voluntarily terminates employment, such Participant shall forfeit all rights to any unvested Award. However, the Plan Administrator, in its sole discretion, with the concurrence of the Compensation and Directors Nominating Committee, may elect to grant all or any portion of such unvested Award to the terminating Participant.

XI.      LEAVE OF ABSENCE

         Unless otherwise required by law, if a Participant requests and is granted a leave of absence for any reason during an Award Period, the Plan Administrator, in its sole discretion, with the concurrence of the Compensation and Directors Nominating Committee, may make such Participant an Award, prorated for the number of days during the Award Period that the Participant was not on an approved leave of absence.

XII.     AMENDMENT, MODIFICATION, SUSPENSION, REINSTATEMENT, TERMINATION

         The Plan may be modified, suspended, reinstated, or terminated at any time by the Board of Directors of the Bank.

XIII.    ANNUAL PLAN REVIEW

         Whenever necessary during the course of Plan Year, and annually following the close of each Plan Year, the Board of Directors of the Bank will review the Plan for possible modification, suspension, termination, or reinstatement.

XIV.     DISPUTES

         Any and all disputes relative to the Plan shall be decided by the Plan Administrator. The decision of the Plan Administrator is final and binding.

XV.      MISCELLANEOUS

         A. No Award shall be deemed to be salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Bank, unless the Plan Administrator, in its sole discretion, shall determine otherwise.

         B. Copies of the Plan and all amendments, administrative rules and procedures and interpretations shall be made available to all Participants at all reasonable times at Human Resources.


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         C.       The Plan and the payment of Awards shall be subject to all applicable federal and state laws, rules, and regulations, including the withholding of any federal, state, local or foreign taxes, and to such approvals by any government or regulatory agency as may be required.

         D. The terms of the Plan shall be binding upon the Bank and its successors and assigns.

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